Exhibit 10.13

HealthEquity Executive Bonus Plan For Fiscal Year 2015

This document contains the HealthEquity Executive Bonus Plan for Fiscal Year 2015 (FY15 runs from February 1, 2014 through January 31, 2015). This program is designed to motivate and reward outstanding individual achievement among the executive officers of HealthEquity.

1.	Eligibility. To be eligible to receive a bonus under this program (an “Executive Bonus”), the individual must be:

a.	an executive officer of HealthEquity, as designated by HealthEquity; and

b.	employed through the final business day of FY15, and, except as may be provided for in any individual employment agreement, employed by HealthEquity on the date the Executive Bonus is paid.

2.	Timing of Computation of Payout. Actual payouts are determined based on and subsequent to the completion of an independent audit of HealthEquity’s financial statements for FY15.

3.	General Description of Bonus. Each executive officer is assigned a “Bonus Percentage” by the Compensation Committee of the Board of Directors. The Bonus Percentage multiplied by the executive officer’s annual base salary will be the “Target Bonus.” An executive officer’s Target Bonus will be prorated for executive officers who joined HealthEquity after the beginning of FY 15. The actual Executive Bonus an executive officer will be paid is based on the successful achievement of:

a.	meeting objectives of the FY15 operating plan as approved by the Board of Directors (“Operating Objectives”); and

b.	Individual and Team Goals.

The weighting as well as the descriptions of the goals are set forth below. Determination of Individual and Team Goals and assessment of performance of executive officers is made by the Compensation Committee of the Board of Directors with input from the President and CEO (other than with respect to his own performance).

4.	Weight of Each Goal. Weight is given to each set of goals: 50% for Operating Objectives, and 50% for Individual and Team Goals.

5.

Operating Objectives. The Operating Objectives are based on HealthEquity’s attainment of results against its operating plan, based on revenue, adjusted earnings before interest, taxes, depreciation, and amortization (excluding stock compensation expenses) and certain other non-cash statement of operations items (“Adjusted EBITDA”), fiscal year end assets under management and Adjusted EBITDA per custodial account per month. If the established revenue, Adjusted EBITDA and fiscal year end assets under management target are not achieved, then the bonus pool is not funded. If the revenue, Adjusted

EBITDA and fiscal year end assets under management targets are achieved, then the amount to fund the bonus pool depends on the achievement of revenue, Adjusted EBITDA, fiscal year end assets under management and Adjusted EBITDA per custodial account per month.

6.	Individual and Team Goals. 50% of the executive officer’s Bonus will depend on the satisfaction of two other measurements at the end of FY15:

a.	Whether the executive officer’s span of control organization (“Team”) satisfies the FY15 performance goals established by the executive officer and approved by the Compensation Committee of the Board of Directors.

b.	How much the executive officer contributed to the success of that Team’s performance. The assessment is inherently subjective and is generally made by the Compensation Committee of the Board of Directors at their sole discretion with input from the President and CEO (other than with respect to his own performance). Thus, it is possible that an Executive Bonus will be less than the Target Bonus.

7.	Timing of Payments. Whether an executive officer will be paid, and how much, will generally be determined by the Compensation Committee of the Board of Directors with input from the President and CEO (other than with respect to his own Executive Bonus). Executive Bonuses, if and as earned, are paid as soon as practicable following the completion of an independent audit of HealthEquity’s financial statements for FY 15.

8.	General. All payments are subject to all applicable deductions and withholdings. This program does not constitute an employment contract and the executive officer’s employment remains “at will”, meaning that the executive officer and HealthEquity each retain the right to terminate the executive officer’s employment at any time, for any reason, without notice. This program may be modified or terminated by the Compensation Committee of the Board of Directors at any time with or without notice. Any interpretation of this program by the Compensation Committee of the Board of Directors and any decision by it relating to the program shall be final and binding on all persons.

9.	Bonus Plan Not Funded. No executive officer or other person will have any right or claim to any specific funds, property or assets of HealthEquity by reason of any award hereunder. To the extent that an executive officer or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of HealthEquity.

10.	Governing Law. This program will be construed under the laws of the State of Utah, without regard to principles of conflict of laws.

11.

Section 409A. HealthEquity intends that payments under this program shall be exempt from Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) as short-term deferrals and shall not constitute “deferred compensation” within the meaning of Section 409A. This program shall be interpreted, construed and administered in accordance with the foregoing intent, so as to avoid the imposition of taxes and penalties on executive officers pursuant to Section 409A. HealthEquity shall have no liability to any executive officer or otherwise if this program or any payment hereunder is subject to the additional tax and penalties under Section 409A.